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                                                                     Exhibit 3.1

                          MACK-CALI REALTY CORPORATION

                             ARTICLES OF RESTATEMENT


         Mack-Cali Realty Corporation, a Maryland corporation (the "Corporation"), having its principal office in the State of Maryland at c/o CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to and does hereby restate its charter as currently in effect.

         SECOND: The following provisions are all the provisions of the charter of the Corporation currently in effect, as restated herein:

                                    ARTICLE I

                                      NAME

         The name of the corporation (the "Corporation") is:

                          Mack-Cali Realty Corporation

                                   ARTICLE II

                                     PURPOSE

         The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles, "REIT" means a real estate investment trust under Sections 856 through 860 of the Code.
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                                   ARTICLE III

                  PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

         The post office address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a corporation located in the State of Maryland.

                                   ARTICLE IV

                                      STOCK

         Section 1. AUTHORIZED SHARES. The total number of shares of stock which the Corporation has authority to issue is 195,000,000 shares, of which 190,000,000 shares are shares of Common Stock, $.01 par value per share ("Common Stock") and 5,000,000 shares are shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all authorized shares of stock having par value is $1,950,000.

         Section 2. VOTING RIGHTS. Subject to the provisions of Article VI hereof, each share of Common Stock shall entitle the holder thereof to one (1) vote. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its Common Stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

         Section 3. ISSUANCE OF PREFERRED STOCK. The Preferred Stock may be issued, from time to time, in one or more series as authorized by the Board of Directors. Prior to issuance of shares of each series, the Board of Directors by resolution shall designate that series to distinguish it from all other series and classes of stock of the Corporation, shall specify the number of shares to be included in the series and, subject to the provisions of Article VI hereof, shall set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption. Subject to the express terms of any other series of Preferred Stock outstanding at the time and notwithstanding any other provision of the charter, the Board of Directors may increase or decrease the number of shares of, or alter the designation or classify or reclassify, any unissued shares of any series of Preferred Stock by setting or changing, in any one or more respects, from time to time before issuing the shares, and, subject to the provisions of Article VI hereof, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the shares of any series of Preferred Stock.


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         Section 4. ARTICLES OF INCORPORATION AND BYLAWS. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the articles of incorporation and the Bylaws of the Corporation.

         Section 5. AUTHORIZED SERIES OF PREFERRED STOCK. Pursuant to the authority vested in the Board of Directors under Section 3 of this Article IV, the Board of Directors has classified, and authorized for issuance, 200,000 shares of Preferred Stock as a separate series designated as "Series A Junior Participating Preferred Stock" ("Series A Preferred Stock") and having the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption set forth on Exhibit A attached hereto and incorporated herein by reference.

                                   ARTICLE V

                        PROVISIONS FOR DEFINING, LIMITING
                      AND REGULATING CERTAIN POWERS OF THE
                CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

         Section 1. NUMBER AND CLASSIFICATION. The number of directors of the Corporation initially shall be four (4) until the date of the Initial Public Offering (as defined below), which number may be increased or decreased pursuant to the Bylaws of the Corporation; PROVIDED, HOWEVER, that (a) if there is stock outstanding and so long as there are three (3) or more stockholders, the number of directors shall never be less than three (3) and (b) if there is stock outstanding and so long as there are less than three (3) stockholders, the number of directors may be less than three but not less than the number of stockholders. From and after the date of the Initial Public Offering, the number of directors of the Corporation shall be nine, which number may be increased or decreased in accordance with the Bylaws of the Corporation.

         The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, as nearly equal in number as possible, with a term of three (3) years each, and the terms of office of one class shall expire each year. Class I directors shall hold office initially for a term expiring at the annual meeting of stockholders in 1995, Class II directors shall hold office initially for a term expiring at the annual meeting of stockholders in 1996 and Class III directors shall hold office initially for a term expiring at the annual meeting of stockholders in 1997. Beginning with the annual meeting of stockholders in 1995 and at each succeeding annual meeting of stockholders, the directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third-succeeding annual meeting. Each director will hold office for the term for which he or she is elected and until his or her successor is duly elected and qualifies.

         Section 2. REMOVAL. A director may be removed only for cause and only by the affirmative vote of at least two-thirds (2/3) of all the votes entitled to be cast for the election of directors. A special meeting of the stockholders may be called, in


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accordance with the Bylaws of the Corporation, for the purpose of removing a director.

         Section 3. VACANCIES. Should a vacancy in the Board of Directors occur or be created (whether arising through death, retirement, resignation or removal of a director), such vacancy shall be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum of the Board of Directors, except that any vacancy which results from an increase in the number of directors shall be filled by the affirmative vote of a majority of the entire Board of Directors. A director so elected to fill a vacancy shall serve for the remainder of the term of the class to which he was elected.

         Section 4. AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the articles of incorporation or the Bylaws of the Corporation or in the general laws of the State of Maryland.

         Section 5. PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in authorizing the issuance of shares of Preferred Stock pursuant to
Article IV, Section 3, no holder of shares of stock of the Corporation shall have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation which it may issue or sell.

         Section 6. INDEMNIFICATION. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (i) any individual who is a present or former director or officer of the Corporation or (ii) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Corporation shall have the power, with the approval of its Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

         Section 7. RELATED PARTY TRANSACTIONS. Without limiting any other procedures available by law or otherwise to the Corporation, the Board of Directors may authorize any transaction with any person, corporation, association, company, trust, partnership (limited or general) or other organization, although one or more of the directors or officers of the Corporation may be a party to any such agreement or an officer, director, stockholder or member of such other party, and no such agreement or transaction shall be invalidated or rendered void or voidable solely by reason of the


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existence of any such relationship if the existence is disclosed or known to the
Board of Directors, and the contract or transaction is approved by the affirmative vote of a majority of the disinterested directors, even if they constitute less than a quorum of the Board. Any director of the Corporation who is also a director, officer, stockholder or member of such other entity may be counted in determining the existence of a quorum at any meeting of the Board of Directors considering such matter.

         Section 8. DETERMINATIONS BY BOARD. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the articles of incorporation of the Corporation and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

         Section 9. RESERVED POWERS OF BOARD. The enumeration and definition of particular powers of the Board of Directors included in this Article V shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the articles of incorporation of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws or the State of Maryland as now or hereafter in force.

         Section 10. REIT QUALIFICATION. The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. Federal income tax treatment in accordance with the provisions of the Code applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT, PROVIDED, HOWEVER, that if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.


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         Section 11. SUBTITLE 8 ELECTION IN BYLAWS. Pursuant to Title 3,
Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation, by resolution duly adopted at a duly called meeting held on June 10, 1999, amended the Bylaws of the Corporation to provide that the Corporation elects to be subject to the provisions of Section 3-804 of the MGCL.

                                   ARTICLE VI

                                 REIT PROVISIONS

         Section 1. DEFINITIONS. The following terms shall have the following meanings:

                  (a) "Acquire" shall mean the acquisition of Beneficial Ownership of shares of capital stock of the Corporation by any means including, without limitation, acquisition pursuant to the exercise of any option, warrant, pledge or other security interest or similar right to acquire shares, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner, as defined below.

                  (b) "Beneficial Ownership" shall mean ownership of capital stock of the Corporation by a Person who would be treated as an owner of such shares of capital stock either directly or indirectly under Section 542(a)(2) of the Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code (except where expressly provided otherwise). The terms "Beneficial Owner," "Beneficial Owns" and "Beneficially Owned" shall have the correlative meanings.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (d) "Initial Public Offering" shall mean the sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

                  (e) "Ownership Limit" shall mean 9.8% of the outstanding capital stock of the Corporation.

                  (f) "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter that participates in a public offering of the Common Stock for a period of 90 days following purchase by such underwriter of the Common Stock.


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                  (g) "REIT" shall mean a Real Estate Investment Trust under
Section 856 of the Code.

                  (h) "Redemption Price" shall mean the lower of (i) the price paid by the transferee from whom shares are being redeemed and (ii) the average of the last reported sales prices on the New York Stock Exchange of the class of capital stock to be redeemed on the ten trading days immediately preceding the date fixed for redemption by the Board of Directors, or if such capital stock is not then traded on the New York Stock Exchange, the average of the last reported sales prices of such capital stock on the ten trading days immediately preceding the relevant date as reported on any exchange or quotation system over which such capital stock may be traded, or if such capital stock is not then traded over any exchange or quotation system, then the price determined in good faith by the Board of Directors of the Corporation as the fair market value of shares of such capital stock on the relevant date. The Redemption Price may, at the option of the Corporation, be paid in the form of Units. If the shares to be redeemed are shares of Common Stock, the number of Units to be paid shall equal the number of shares redeemed. If the shares to be redeemed are not shares of Common Stock, the number of Units to be paid shall be the number determined in good faith by the Board of Directors of the Corporation to be equal to the value of the shares to be redeemed.

                  (i) "Restriction Termination Date" shall mean the first day after the date of the Initial Public Offering on which the Board of Directors of the Corporation determine that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

                  (j) "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of capital stock or the right to vote or receive dividends on capital stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of capital stock or (ii) the sale, transfer, assignment or other disposition or grant of any securities or rights convertible into or exchangeable for capital stock, or the right to vote or receive dividends on capital stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

                  (k) "Units" shall mean limited partnership interests in Mack-Cali Realty, L.P., a Delaware limited partnership.

         Section 2. RESTRICTIONS.

                  (a) Except as provided in Section 8 of this Article VI, during the period commencing on the date of the Initial Public Offering and prior to the Restriction Termination Date: (i) no Person shall Acquire any shares of capital stock if, as a result of such acquisition, such Person shall Beneficially Own shares of capital stock in excess of the Ownership Limit; (ii) no Person shall Acquire any shares of capital stock if, as a result of such acquisition, the capital stock would be directly or indirectly owned by less than 100 Persons (determined without reference to the rules


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of attribution under Section 544 of the Code); and (iii) no Person shall Acquire any shares if, as a result of such acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Code.

                  (b) Any Transfer that would result in a violation of the restrictions in Section 2(a) of this Article VI shall be void AB INITIO as to the Transfer of such shares of capital stock that would cause the violation of the applicable restriction in Section 2(a) of this Article VI, and the purported transferee shall acquire no rights in such shares of capital stock.

         Section 3. REMEDIES FOR BREACH.

                  (a) If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer has taken place that falls within the scope of Section 2(b) of this Article VI or that a Person intends to Acquire Beneficial Ownership of any shares of the Corporation that will result in violation of Sections 2(a) or 2(b) of this Article VI (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer.

                  (b) Without limitation to Sections 2(b) and 3(a) of this
Article VI, any purported transferee of shares acquired in violation of Section 2 of this Article VI shall, if it shall be deemed to have received any shares, be deemed to have acted as agent on behalf of the Corporation in acquiring such of the Shares as result in a violation of Section 2 of this Article VI and shall be deemed to hold such Shares in trust on behalf and for the benefit of the Corporation. The purported transferee shall have no right to receive dividends or other distributions with respect to such shares, and shall have no right to vote such shares. The Corporation shall pay dividends declared but not paid, (because the Transfer to the purported transferee violated the ownership restrictions as set forth in Section 2 (a) of this Article VI), to the permitted transferee in the event that the purported transferee resells such shares to a permitted transferee (as described below). Such purported transferee shall have no claim, cause of action, or any other recourse whatsoever against a transferor of shares acquired in violation of Section 2 of this Article VI. The purported transferee's only rights with respect to such shares shall be to (i) resell such shares to a permitted transferee in a transfer that is not violative of any provision of the ownership restrictions as set forth in Section 2(a) of this
Article VI, or (ii) absent such sale, to receive the Redemption Price pursuant to Section 3(c) of this Article VI.

                  (c) The Board of Directors shall, within six months after receiving notice of a Transfer that violates Section 2(a) of this Article VI, redeem all shares held in trust for the Corporation pursuant to Section 3 (b) of this Article VI for the Redemption Price within such six-month period on such date as the Board of Directors may determine if such purported transferee has not resold the shares to a permitted transferee in a Transfer which is not violative of any provision of the


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ownership restrictions as set forth in Section 2(a) of this Article VI. If the
Board of Directors directs the purported transferee to sell the shares, the purported transferee shall receive such proceeds as trustee for the Corporation and pay the Corporation out of the proceeds of such sale all expenses incurred by the Corporation in connection with such sale plus any remaining amount of such proceeds that exceeds the amount paid by the purported transferee for the shares, and the purported transferee shall be entitled to retain only any proceeds in excess of such amounts required to be paid to the Corporation.

         Section 4. NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire shares in violation of Section 2 of this Article VI shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted or intended Transfer on the Corporation's status as a REIT.

         Section 5. OWNERS REQUIRED TO PROVIDE INFORMATION. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

                  (a) every stockholder of record of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding capital stock of the Corporation shall, within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such record stockholder, the number of shares Beneficially Owned by it, and a description of how such shares are held; PROVIDED THAT a shareholder of record who holds outstanding capital stock of the Corporation as nominee for another person, which other person is required to include in gross income the dividends received on such capital stock (an "Actual Owner"), shall give written notice to the Corporation stating the name and address of such Actual Owner and the number of shares of such Actual Owner with respect to which the stockholder of record is nominee.

                  (b) every Actual Owner of more than 5% (or such lower percentage as required by the Code or regulations promulgated thereunder) of the outstanding capital stock of the Corporation who is not a stockholder of record of the Corporation, shall within 30 days after December 31 of each year, give written notice to the Corporation stating the name and address of such Actual Owner, the number of shares Beneficially Owned, and a description of how such shares are held.

                  (c) each Person who is a Beneficial Owner of capital stock and each Person (including a stockholder of record) who is holding capital stock for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

         Section 6. REMEDIES NOT LIMITED. Subject to Section 11 of this Article VI, nothing contained in this Article VI shall limit the authority of the Board of Directors


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to take such other action as it deems necessary or advisable to protect the
Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

         Section 7. AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in
Section 1 of this Article VI, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

         Section 8. EXCEPTION. The Board of Directors may, upon receipt of either a certified copy of a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors, but shall in no case be required to, exempt a Person (the "Exempted Holder") from the Ownership Limit if the ruling or opinion concludes that no Person who is an individual as defined in Section 542(a)(2) of the Code will, as the result of the ownership of shares by the Exempted Holder, be considered to have Beneficial Ownership of an amount of capital stock that will violate the Ownership Limit.

         Section 9. LEGEND. Each certificate for capital stock of the Corporation shall bear the following legend:

                  The shares of _______ stock represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. No Person may Beneficially Own shares of capital stock in excess of 9.8% of the outstanding capital stock of the Corporation. Any Person who attempts to Beneficially Own shares of capital stock in excess of the above limitation must immediately notify the Corporation; any shares of capital stock so held may be subject to mandatory redemption or sale in certain events, and acquisitions of shares of capital stock in excess of such limitation shall be void AB INITIO. A Person who attempts to Beneficially Own shares of the Corporation's capital stock in violation of the ownership limitations set forth in Section 2 of Article VI of the Articles of Restatement shall have no claim, cause of action, or any other recourse whatsoever against a transferor of such shares. All capitalized terms in this legend have the meanings defined in the Corporation's Restated Articles of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.

         Section 10. SEVERABILITY. If any provision of this Article VI or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall be affected, and other applications of such provisions shall be affected, only to the extent necessary to comply with the determination of such court.


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         Section 11. NYSE SETTLEMENT. Notwithstanding any provision contained herein to the contrary, nothing in these Articles of Restatement shall preclude settlement of any transaction concerning the Corporation's capital stock entered into through the facilities of the New York Stock Exchange.

                                   ARTICLE VII

                   AMENDMENTS AND OTHER EXTRAORDINARY ACTIONS

         Section 1. GENERAL POWER TO AMEND CHARTER. The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this charter, of any shares of outstanding stock. All rights and powers conferred by the charter of the Corporation on stockholders, directors and officers are granted subject to this reservation.

         Section 2. VOTE REQUIRED. Except as specifically required in Article V,
Section 2 of the charter of the Corporation, notwithstanding any provision of law requiring a greater proportion of the votes entitled to be cast by the stockholders in order to take or approve any action, such action shall be valid and effective if taken or approved by the affirmative vote of at least a majority of all votes entitled to be cast by the stockholders on the matter.

                                  ARTICLE VIII

                             LIMITATION OF LIABILITY

         To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the articles of incorporation or Bylaws of the Corporation inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

         THIRD: These Articles of Restatement do not amend the charter of the Corporation.

         FOURTH: The foregoing restatement of the charter of the Corporation has been approved by a majority of the entire Board of Directors.

         FIFTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing restatement of the charter.


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         SIXTH: The name and address of the Corporation's current resident agent is as set forth in Article III of the foregoing restatement of the charter.

         SEVENTH: The number of directors of the Corporation currently is 13 and the names and classes of those currently in office are as follows:

                    Robert F. Weinberg                     Class III
                    Brendan T. Byrne                       Class I
                    John R. Cali                           Class III
                    John J. Cali                           Class III
                    Nathan Gantcher                        Class II
                    Martin D. Gruss                        Class I
                    Mitchell E. Hersh                      Class III
                    Earle I. Mack                          Class II
                    William L. Mack                        Class II
                    Alan G. Philibosian                    Class II
                    Irvin D. Reid                          Class III
                    Vincent Tese                           Class I
                    Roy J. Zuckerberg                      Class I

         EIGHTH: The undersigned Chief Executive Officer acknowledges these Articles of Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.


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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of June, 2001.

                                        MACK-CALI REALTY CORPORATION


                                        By: /s/ Mitchell E. Hersh         (SEAL)
                                           -------------------------------
                                           Name:  Mitchell E. Hersh
                                           Title: Chief Executive Officer


Attest:


/s/ Roger W. Thomas
------------------------------------
Name:  Roger W. Thomas
Title: Executive Vice President,
       General Counsel and Secretary


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                                    EXHIBIT A

                          MACK-CALI REALTY CORPORATION

                  SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         The number of shares, terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of the separate series of Preferred Stock of Mack-Cali Realty Corporation (the "Company") designated as Series A Junior Participating Preferred Stock are as follows:

         Section 1. DESIGNATION AND AMOUNT. This series of Preferred Stock shall be designated the "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares which shall constitute the Series A Preferred Stock shall be 200,000 shares. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

         Section 2. DIVIDEND RIGHTS. (a) Subject to the rights of holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of common stock, par value $0.01 per share (the "Common Stock"), of the Company and of any other junior stock, shall be entitled to receive, when, as and if authorized by the Board of Directors out of assets legally available for the purpose, quarterly dividends payable in cash on the first business day of April, July, October and January in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock) or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) authorized on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Board of Directors of the Company shall at any time (A) authorize, declare or pay any dividend on the Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of Series A Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock


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outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section 1 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

         Section 3. VOTING RIGHTS. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or (ii) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (b) Except as otherwise provided herein, in any other articles supplementary creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other stock of the Company having general voting rights shall vote together as one class on all matters submitted to


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a vote of stockholders of the Company.

                  (c) Except as set forth herein, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4. CERTAIN RESTRICTIONS.

                  (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not authorized or declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company shall not:

                           (i) authorize, declare or pay dividends, or make any
other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                           (ii) authorize, declare or pay dividends, or make any
other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                           (iv) redeem or purchase or otherwise acquire for
consideration any shares of Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.


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         Section 5. REACQUIRED SHARES. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Charter or in any other articles supplementary creating a series of Preferred Stock or as otherwise required by law.

         Section 6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not authorized or declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment as hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Board of Directors of the Company shall at any time authorize, declare or pay any dividend on the combination or consolidation of the outstanding shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. MERGER, CONSOLIDATION, ETC. In case the Company shall enter into any merger, consolidation, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Board of Directors of the Company shall at any time (a) authorize, declare or pay any dividend on the Common Stock payable in shares of Common Stock or (b) effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such


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amount by a fraction, the numerator of which is the number of shares of Common
Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. NO REDEMPTION. The shares of Series A Preferred Stock shall not be redeemable.

         Section 9. RANKING. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution, winding up or otherwise, junior to all series of the Company's Preferred Stock, unless the terms of any such series shall provide otherwise.

         Section 10. AMENDMENT. The charter, including the provisions establishing the rights and preferences of the Series A Preferred Stock, shall not be amended in any manner which would materially alter or change the preferences, voting powers or other rights or restrictions of the Series A Preferred Stock, as set forth herein, so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a single class.

         Section 11. RESTRICTIONS AND LIMITATIONS. Shares of Series A Preferred Stock shall be subject to the restrictions and limitations set forth in Article VI of the Charter.

         Section 12. FRACTIONAL SHARES. Series A Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

         Section 13. NO CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock of the Company or into any other securities of, or interest in, the Company.

         Section 14. NO PREEMPTIVE RIGHTS. No holder of shares of Series A Preferred Stock shall have any preemptive or preferential right to subscribe for, or to purchase, any additional shares of stock of the Company of any class or series, or any other security of the Company which the Company may issue or sell.


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